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SEC File Number 000-30368
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                      United States Securities and Exchange Commission

                                 Washington, D.C. 20549

                                        FORM 12b-25

                                  NOTIFICATION OF LATE FILING

(check one)

---  Form 10-K;  ---  Form 20-F;  ---  Form 11-K;  -X-  Form 10-Q;  ---  Form 10-D;

---  Form N-SAR;  --- Form N-CSR

For Period Ended:  November 30, 2016

---  Transition Report on Form 10-K

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the

Item(s) to which the notification relates:

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PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                American International Ventures, Inc.

Former Name if Applicable:              N/A

Address of Principal Executive Office:  15105 Kestrelglen Way

City, State and Zip Code:               Lithia, FL 33547

PART II – RULES 12B-25(b) AND (c)

-X-        (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

-X-        (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, Form NCSR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report on Form 10-Q,

                or portion there of will be filed on or before the fifth calendar day following the prescribed due day; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the

transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable to file its quarterly report on Form 10-Q for the period ended

August 31, 2016 within the prescribed time period without unreasonable effort or expense.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

        Jack Wagenti                          (813)                 260-2866

     --------------------------------      -----------        ---------------------

                  (Name)                   (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities

Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file

such reports) been filed?  If the answer is no, identify report(s).    -X- Yes  --- No

----------------------------------------------------------------------------------------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings

statements to be included in the subject report or portion thereof?    --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

****************************************************************************************

                                       SIGNATURE

****************************************************************************************

                           American International Ventures, Inc.

                      ----------------------------------------------

                       (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

January 17, 2017                  /s/ Jack Wagenti

------------------------    By: ------------------------------------

Date                            Jack Wagenti

                                Chief Financial Officer